The U.S. Treasury Money Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$24,200
Total	$24,200
Class R-1	$73
Class R-2	$1,306
Class R-3	$1,192
Class R-4	$419
Class R-5	$574
Total	$3,564

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0435
Class R-1	$0.0339
Class R-2	$0.0341
Class R-3	$0.0383
Class R-4	$0.0417
Class R-5	$0.0447

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	708,791
Total	708,791
Class R-1	2,297
Class R-2	45,021
Class R-3	37,953
Class R-4	15,820
Class R-5	14,856
Total	115,947

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$1.00
Class R-1	$1.00
Class R-2	$1.00
Class R-3	$1.00
Class R-4	$1.00
Class R-5	$1.00